Exhibit 5.1

Thomas J. Craft, Jr., Esq.
5420 North Ocean Drive, Suite 1605
Singer Island, FL 33404
Phone: (561) 543-2233

June 1, 2010

U.S. Securities and Exchange Commission
100 F Street, NW
Washington, DC 20549

Re:	Data Call Technoligies, Inc.
Commission File No. 333-131948
Registration Statement on Form S-8

Gentlemen:

I have been requested by Data Call Technologies, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), covering a total of 1,000,000 shares of common stock to be registered under the 2010 Employee Compensation Plan.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act of 1934. I have also reviewed other documents of the Registrant and have further determined that the shares when issued will have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8 under the Act. I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr., Esq.
Thomas J. Craft, Jr., Esq.